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                                                                  EXHIBIT 10.285

                 CONFIDENTIAL INTERFERENCE SETTLEMENT AGREEMENT

      This Confidential Interference Settlement Agreement (the "Agreement"), effective March 11, 2005, is entered into by and between: Ligand Pharmaceuticals Incorporated, a Delaware corporation having its principal place of business at 10275 Science Center Drive, San Diego, California 92121 (hereinafter "LIGAND"); and SRI International, a California non-profit and public benefit corporation, having its principal place of business at 333 Ravenswood Avenue, Menlo Park, California 94025 (hereinafter "SRI") and The Burnham Institute (hereinafter "BURNHAM"), a California non-profit and public benefit corporation, having its principal place of business at 10901 North Torrey Pines Road, San Diego, California 92037.

      WHEREAS, each of SRI and BURNHAM (hereinafter collectively "SRI/BURNHAM") jointly owns all right, title and interest in and to Dawson et al., United States Patent No. 5,466,861 (hereinafter "Dawson '861"), which issued on November 14, 1999, from United States Patent Application No. 07/982,305; and Dawson et al., United States Patent No. 5,837,725 (hereinafter "Dawson '725"), which issued on November 17, 1998, from United States Patent Application No. 08/448,991 (hereinafter collectively the "Dawson Patents");

      WHEREAS, LIGAND owns all right, title and interest in and to Boehm et al., United States Patent Application No. 08/141,496 filed on October 22, 1993 (hereinafter the "Boehm Application");

      WHEREAS, the Dawson Patents and the Boehm Application are currently involved in Patent Interference No. 105,256 declared on December 22, 2004, containing two counts and styled "Dawson v. Boehm";

      WHEREAS, Count 1 of said Interference is directed to the compound 4-[1-(3,5,5,8,8,-pentamethyl-5,6,7,8-tetrahydro-2-naphthalenyl)-ethenyl]-benzoic acid, also known as 4-[1-(3,5,5,8,8,-pentamethyl-5,6,7,8-tetrahydro-2-naphthyl) -ethenyl]-benzoic acid and the parties agree that Claims 1, 3, 4, 6 and 13 of Dawson '861 and Claims 70 and 74 of the Boehm Application should be designated as corresponding to said count;

                                       1.
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      WHEREAS, Count 2 of the Interference is directed to the compound
4-[1-(3,8,8,-trimethyl-5,6,7,8-tetrahydro-2-naphthenyl)-cyclopropyl]-benzoic acid, and the parties agree that Claims 1, 3, 4 and 7 of Dawson '861, Claims 1-3, 5, 7, and 13-15 of Dawson '725 and Claims 75 and 76 of the Boehm Application should be designated as corresponding to said count;

      WHEREAS, each of SRI/BURNHAM and LIGAND have carefully reviewed the Counts of the Interference and the claims that have been designated as corresponding to the Counts, and have determined that the claims that correspond in fact to the Counts are as set forth above, but that in addition, there is further interfering subject matter between the parties that would properly correspond to two further counts as follows:

1. Further Count 3 would be directed to pharmaceutical compositions comprising the compound of Count 1. The claims that correspond to Count 3 would be:

      Dawson '861: Claims 2, 15 and 23.
      Dawson '725: None.
      Boehm Application: Claims 78 and 80.

2. Further Count 4 would be directed to pharmaceutical compositions comprising and methods of treatment using the compound of Count 2. The claims that correspond to Count 4 would be:

      Dawson '861: Claims 2, 15 and 23.
      Dawson '725: Claims 26-29.
      Boehm Application: Claim 81.

3. The claims that do not or would not correspond to Counts 1-4 are:

      Dawson '861: Claims 5, 8-12, 14 and 16-22.
      Dawson '725: Claims 4, 6, 8-12, 16-25 and 30-32.
      Boehm Application: Claims 71-73, 77 and 79.

      WHEREAS, the parties' expressed intentions with respect to patent rights in Bexarotene and payments to SRI and BURNHAM are that LIGAND be awarded priority on the claims listed above as corresponding in fact to Count 1 and Count 2, that the parties agree that LIGAND

                                       2.
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would be entitled to priority were Counts 3 and 4 included in the Interference, that each of SRI/BURNHAM shall assign the Assigned Patents (as defined herein) to LIGAND, and that LIGAND shall make payments to SRI/BURNHAM as set forth in this Agreement;

      WHEREAS, each of SRI/BURNHAM and LIGAND desire to settle this Interference with minimum further expense;

      WHEREAS, each of SRI/BURNHAM and LIGAND have previously entered into that certain Settlement Agreement, License and Mutual General Release effective August 23, 1995 (the "Settlement Agreement"), pursuant to which, among other things, each of SRI/BURNHAM has granted LIGAND a license to the Dawson Patents in consideration of LIGAND making certain payments to each of SRI/BURNHAM; and

      WHEREAS, the parties desire to enter into this Agreement and, except as expressly noted otherwise herein, concurrently to terminate and to supersede the terms of the Settlement Agreement by entering into this Agreement;

      NOW, THEREFORE, intended to be bound legally hereby, and in consideration of the promises and covenants herein contained, the parties agree as follows:

I.    DEFINITIONS

      A. The term "Affiliate" means (i) any corporation, firm, partnership, individual or other form of business organization which is now or hereafter owned or controlled by or under common control with a party to this Agreement,
(ii) any corporation in which a party to this Agreement owns at least fifty percent (50%) of the stock entitled to vote for directors, and (iii) any corporation, firm, partnership, individual or other form of business organization in which a party to this Agreement has the maximum ownership interest it is permitted to have in the country where such business organization exists.

                                       3.
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      B. The term "Assigned Patents" means the patents and applications listed on Schedule A attached hereto.

      C. The term "Bexarotene" means the compound of Count 1 of the Interference, i.e., 4-[1-(3,5,5,8,8,-pentamethyl-5,6,7,
8-tetrahydro-2-naphthalenyl)-ethenyl]-benzoic acid, also known as 4-[1-(3,5,5,8 8,-pentamethyl-5,6,7,8-tetrahydro-2-naphthyl)-ethenyl]-benzoic acid.

      D. The term "Board" means the Board of Patent Appeals & Interferences of the United States Patent & Trademark Office.

      E. The term "Boehm Patents" means any patent that issues on the Boehm Application and any other United States patent that currently or in the future claims and is entitled to the benefit of priority to Application No. 07/872,707.

      F. The term "GAAP" means U.S. generally accepted accounting principles consistently applied.

      G. The term "Interference" means pending Interference No. 105,256 or any re-declaration thereof or any subsequent interference arising therefrom or any appeal from any of the preceding.

      H. The term "Licensed Product" means any drug or other product, in any form, the importation, making, using or selling of which is (i) within the scope of any valid claim in any Assigned Patent, as issued or reissued, or (ii) Bexarotene within the scope of any valid claim of a Boehm Patent (whether formulated alone or in combination with any other compound).

      I. The term "Ligand Patented Technology" means and is limited to United States Patents Nos. 4,981,784, 5,071,773, 5,091,518 and 5,171,671 and any
foreign counterparts thereof. Upon expiration, disclaimer or a holding from which no appeal is or can be taken of invalidity of any patent included in the Ligand Patented Technology or any claim or claims thereof, then Ligand Patented Technology shall mean and be limited to the unexpired patents

                                       4.
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included in the Ligand Patented Technology and the patents or claims thereof not affected by such disclaimer or holding of invalidity.

      J. The term "Net Sales" means the aggregate gross sales of Licensed Product by LIGAND or its Affiliates, licensees or sublicensees (each a "Selling Party") in the United States, less amounts actually deducted by such Selling Party and recognized in its financial statements in calculating net sales of such Licensed Product in accordance with GAAP and with the Selling Party's standard accounting principles (consistent with GAAP), including, but not limited to the following: (a) reserves and allowances (including those for rebates and chargebacks (e.g. those associated with Medicare, Medicaid or managed care), wholesaler fees, rejections, returns, and discounts granted to customers of products (including volume or other incentives, and any prompt payment discount), in cash); (b) to the extent separately stated on purchase orders, invoices or other documents of sale, freight, transport packing and insurance charges associated with transportation paid by or on behalf of the Selling Party; and (c) taxes, tariff or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales in the United States. For clarity, the date on which Net Sales are deemed to occur for the purposes of this Agreement shall be the date on which the relevant product sale is made and booked by the Selling Party according to GAAP. In the event that the Selling Party sells a product that is a combination of Licensed Product and one or more other active ingredients, the Net Sales for said product will be determined by multiplying the Net Sales of said combination product determined in accordance with this paragraph by a fraction, the numerator of which will be the Selling Party's sales price of Licensed Product and the denominator of which will be the sum of the Selling Party's sales price of each active ingredient in the combination product, including Licensed Product.

II.   REPRESENTATIONS AND WARRANTIES

      A. Each of SRI and BURNHAM represent and warrant that they solely or jointly with each other own all right, title and interest in and to the Assigned Patents.

                                       5.
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      B. BURNHAM represents and warrants that SelectRA Pharmaceuticals, Inc., formerly a California corporation has been previously wound up, has no successors and its consent to this Agreement is not required.

      C. LIGAND represents and warrants that it owns all right, title and interest in and to the Boehm Application and the Boehm Patents. LIGAND represents and warrants that there are no pending applications owned by LIGAND that were filed on or before June 7, 1995 and that claim or could be amended to claim the composition of matter of Bexarotene other than United States Patent Application No. 08/141,496 and United States Patent Application No. 08/141,246.

      D. LIGAND represents and warrants that Allergan Ligand, formerly a California partnership has been previously dissolved, has no successors and its consent to this Agreement is not required.

      E. Each of SRI, BURNHAM and LIGAND hereby respectively represents and warrants as of the date of this Agreement as follows:

                  (a) Such party is a corporation or, in the case of SRI/BURNHAM, non-profit, public benefit corporation, duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

                  (b) Such party (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

                                       6.
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                  (c) The execution and delivery of the Agreement and the
performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such party in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

                  (d) Such party will use its reasonable efforts to cause its employees and former employees to cooperate and perform any acts, including execution of documents, that are necessary or expedient in carrying out the objectives of this Agreement, including without limitation taking those actions or refraining from taking actions as set forth in Article III below.

III. DETERMINATION OF PRIORITY; ASSIGNMENT OF PATENTS AND POSSIBLE FUTURE INFRINGEMENT ACTIONS

      A. LIGAND is senior party in the Interference, having been accorded benefit of earlier applications, whose earliest filing date is April 22, 1992. SRI/BURNHAM are jointly the junior party in the Interference, with an effective filing date for the Dawson Patents being November 25, 1992. Each of SRI/BURNHAM and LIGAND have determined that LIGAND is entitled to priority of invention in the Interference.

      B. Each of SRI/BURNHAM shall file in the Interference: (i) a statutory disclaimer of the claims that would correspond to Counts 3 and 4; and (ii) a document seeking to correct the listing of claims corresponding to Counts 1 and 2, which the parties agree to file jointly. Within five (5) days after the Board issues an order correcting the designation of claims that correspond to Counts 1 and 2, SRI/BURNHAM will file with the Board a document conceding that LIGAND has priority as to both counts of the Interference and seeking entry of adverse judgment under Board Rule 127(b), as to Counts 1 and 2 of the Interference or taking such other action as LIGAND reasonably deems necessary or advisable to resolve or dismiss the Interference, and each of SRI/BURNHAM will provide assistance to LIGAND as LIGAND may reasonably deem necessary to accomplish the foregoing (including using reasonable efforts to

                                       7.
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have their employees and former employees help to accomplish the same). If the foregoing does not result in a final judgment from the Board that LIGAND is entitled to its claims properly corresponding to Counts 1 and 2 within thirty
(30) days from the effective date of this Agreement, then each of SRI/BURNHAM shall, at LIGAND's request, file a statutory disclaimer of the claims that should correspond to Counts 1 and 2 (i.e., as listed herein). If requested to do so by LIGAND, each of SRI/BURNHAM will cooperate in the filing of the assignment of the Dawson Patents and this Agreement in the Interference.

      C. In consideration of the terms and conditions of this Agreement, including paragraph IV, each of SRI/BURNHAM does hereby agree to sell, assign, convey and transfer to LIGAND all rights, title, and interests in and to the Assigned Patents other than the Dawson Patents as of the effective date of this Agreement and to the Dawson Patents upon both: (1) either of (a) receipt of a final judgment from the Board that LIGAND is entitled to its claims properly corresponding to Counts 1 and 2, and that SRI/BURNHAM are not entitled to their claims properly corresponding to Counts 1 and 2, or (b) the filing of a statutory disclaimer by SRI/BURNHAM of the claims that should correspond to Counts 1 and 2 (whether subsection (a) or (b) applies to be determined in accordance with Section III.B.), and (2) the filing of a statutory disclaimer by SRI/BURNHAM of the claims that would correspond to Counts 3 and 4. Each of SRI/BURNHAM will, upon request of LIGAND, execute such additional assignments, documents, certificates and other writings and, at the expense of LIGAND, do such additional acts as LIGAND may reasonably deem necessary or desirable to perfect LIGAND's rights in the Assigned Patents or to prosecute or maintain the Boehm Application, a Boehm Patent or an Assigned Patent (including using their reasonable efforts to cause its employees or former employees to execute any such documents or perform such acts). Each of SRI/BURNHAM shall deliver to LIGAND, or a party that LIGAND designates in writing, any and all sealed notebooks and invention records relating to the Assigned Patents, with LIGAND to pay for the reasonable out-of-pocket costs of SRI/BURNHAM for photocopying and shipping. In the situation where SRI or BURNHAM has received funding from the United States Government in support of research activities which have resulted in Assigned Patents, LIGAND acknowledges that LIGAND's rights in the Assigned Patents are subject to the rights of the United States Government which arise or result from the receipt of research support from the United States

                                       8.
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Government by SRI or BURNHAM, including, without limitation, (i) the grant to the United States of a nonexclusive, irrevocable, royalty-free license to Assigned Patents for governmental purposes, (ii) the right of the United States to exercise "march-in" rights to force certain non-exclusive licensing if LIGAND is not diligently commercializing certain Licensed Products, and (iii) the obligation of LIGAND to manufacture substantially in the United States those Licensed Products which are sold in the United States, unless a waiver is obtained from the appropriate agency of the United States.

      D. The parties shall cooperate in obtaining extensions of time in this Interference, as needed to facilitate resolution of this Interference in accordance with this Agreement. Neither of SRI/BURNHAM nor LIGAND shall seek to file or file any other substantive motions in the Interference (i.e., including any appeal therefrom in any forum or action), except as permitted by paragraph III.B. or III.C. Neither of SRI/BURNHAM shall challenge the validity or enforceability of any Boehm Application, Boehm Patent or Assigned Patent or provide information to a third party (except as may be required by law, legal process or governmental regulation) in order to have the third party bring such a challenge.

      E. Each of SRI/BURNHAM hereby covenant and agree, for themselves and their successors and assigns, not to make, have made, import, use, sell, market or distribute in the United States any products or carry out any processes which would infringe claims in the Ligand Patented Technology, the Assigned Patents or the Boehm Patents or to induce or contribute to the infringement of the Ligand Patented Technology, the Assigned Patents or the Boehm Patents by others.

      F. Each of SRI/BURNHAM will not after the effective date of this Agreement seek in any proceeding, or assist any other party except under judicial compulsion, to have any patent or any claim thereof in the Ligand Patented Technology, the Assigned Patents or the Boehm Patents declared, determined or adjudicated invalid or unenforceable. As used in this Agreement, "proceeding" includes a reexamination proceeding in the United States Patent and Trademark Office.

                                       9.
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      G. Each of SRI/BURNHAM agree that they will not assert any rights in compounds synthesized in the laboratory of Marcia Dawson, Ph.D. through May 17, 1993 inconsistent with or in derogation of LIGAND's rights set forth in the Compound Evaluation Agreement of May 17, 1990.

      H. In the event LIGAND, its Affiliates or its sublicensees shall prosecute any legal action to enforce any of the Assigned Patents or Boehm Patents against infringement by an unlicensed third party or parties, it shall be at their own expense. Each of SRI/BURNHAM shall cooperate with LIGAND and render reasonable assistance in enforcing the Assigned Patents. LIGAND shall pay the reasonable out-of-pocket costs of SRI/BURNHAM arising out of such cooperation. Any recovery realized as a result of such legal action, shall belong to LIGAND, provided that to the extent any such recovery realized by LIGAND represents lost profits, it shall be treated as Net Sales for purposes of this Agreement after deducting therefrom a pro-rata portion of the out-of-pocket expenses of LIGAND in connection with such action including the cost of capital for such expenses. The pro-rata portion of such expenses to be deducted from any lost profits recovery shall be based on the ratio of any lost profits recovery to the total recovery. The "cost of capital" shall mean interest on such expenses from the time disbursed at the currently prevailing FAR rate.

      I. As used in Sections III.H. above, "cooperate" means with respect to each of SRI/BURNHAM that each will, at LIGAND's request and expense, take actions, including but not limited to, executing documents, providing declarations and affidavits, supplying documents and giving depositions and in-court testimony, and otherwise affirmatively assisting in the matters and proceedings which are the subject of those sections without subpoena.

      J. Each party to this Agreement shall bear its own costs and expenses, including attorneys' fees, in connection with the Interference and this Agreement, except as otherwise provided herein.

      K. Each of SRI/BURNHAM shall promptly upon execution of this Agreement provide any valid, documented information it may have concerning the joint inventorship of any

                                      10.
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Boehm Patents or the Boehm Application and any other patents or applications owned or licensed exclusively to LIGAND. LIGAND shall make a good faith determination, in consultation with its outside patent counsel, as to whether there is proper joint inventorship for any such patents or applications. If any such error in the current inventorship is identified by LIGAND, then LIGAND shall seek to correct such error(s). If any employee or former employee of SRI/BURNHAM is added as an inventor to any such patent or application, then each of SRI/BURNHAM shall assign any rights they have in such patent or application to LIGAND.

IV.   PAYMENTS

      A. In consideration of the agreement to assign the Assigned Patents by each of SRI/BURNHAM to LIGAND and related matters under Section III, LIGAND shall pay to each of SRI and BURNHAM beginning on January 1, 2005 a payment of 1.5% of Net Sales of Licensed Product in the United States (for a total payment of 3.0% of Net Sales) until October 5, 2016, but only so long as a Boehm Patent or Assigned Patent contains a valid claim covering such Licensed Product or its use. After October 5, 2016, LIGAND shall pay each of SRI and BURNHAM a payment of 1.0% of Net Sales (for a total payment of 2.0% of Net Sales) for (a) a Licensed Product (other than Bexarotene) covered by an Assigned Patent so long as there is a valid claim in such Assigned Patent covering such Licensed Product or its use, and (b) a Bexarotene product so long as there is a valid claim in any issued patent resulting from United States Patent Application No. 08/141,496 or United States Patent Application No. 08/141,246 covering the composition of matter of the Bexarotene product. Only one payment will be owed on each Licensed Product, e.g., in the circumstance where a Licensed Product is covered by multiple claims in one or more Boehm Patents and/or Assigned Patents. No other payments to each of SRI/BURNHAM arising from sales of Licensed Product will be required, including without limitation payments on sales of Licensed Product outside the United States or Licensed Product manufactured in the United States but sold outside the United States. The term "valid claim" as used in this Agreement shall mean an enforceable claim that has not been invalidated by a final unappealable or unappealed decision of a court or governmental agency of competent jurisdiction.

                                      11.
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      B. LIGAND shall provide quarterly reports to SRI within sixty (60) days of each March 31, June 30, and September 30 and within seventy-five (75) days of December 31 during the period when payments are DUE. Such reports will state the quantity and description of products subject to payment sold during the preceding payment period, the Net Sales thereof and the calculation of the payment due. All payments due hereunder will be paid simultaneously with the submission of such reports. If any taxes are imposed on the payments due each of SRI/BURNHAM and are required to be withheld therefrom, such taxes will be for the account of each of SRI/BURNHAM and will reduce the payments required to be made hereunder. All payments will be made in U.S. Dollars.

      C. LIGAND shall keep true and accurate records and/or books of account containing information reasonably required for the computation and verification of payments to be paid to each of SRI/BURNHAM hereunder, which records and/or books will at all reasonable and mutually convenient times during ordinary business hours be open for periodic inspection, not more than once each calendar year and for inspection of no more than the three (3) prior years' records and/or books, by an independent certified public accountant selected by each of SRI/BURNHAM and who is reasonably acceptable to LIGAND, for the sole purpose of and only to the extent reasonably necessary for verification of the amount of payments due and payable under this Agreement. The expense of the audit will be borne by each of SRI/BURNHAM and the results thereof will be binding on both parties; provided, however, if the audit discloses an aggregate underpayment of more than ten percent (10%) for any audited period, the expenses for said audit will be reimbursed by LIGAND. Any underage in a payment revealed by the audit will be due and payable with thirty (30) days of the audit results being disclosed by notice to LIGAND, unless contested during the thirty (30) day period by LIGAND which may at its expense retain a second independent certified public accountant to audit the payment obligation. Any overage in a payment revealed by the audit will be due and payable with thirty (30) days of the audit results being disclosed by notice to LIGAND, unless contested during the thirty
(30) day period by each of SRI/BURNHAM which may at its expense retain a second independent certified public accountant to audit the payment obligation. The payment obligation calculated by the second accountant will be disclosed to each of SRI/BURNHAM and averaged with the

                                      12.
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results disclosed by the first auditor and any underage resulting from such averaging will be payable within thirty (30) days of the second audit. The provisions of this Section IV.C. shall also apply to any payments made by LIGAND to SRI/BURNHAM under the Settlement Agreement for any period prior to January 1, 2005.

      D. The terms of this Agreement supersede in their entirety the terms of the Settlement Agreement with respect to the Assigned Patents (which are the same as the Licensed Patents under the Settlement Agreement as of January 1,
2005), and the parties hereby agree that the Settlement Agreement is terminated as it applies to the Assigned Patents, except that such termination shall not terminate any right or obligation of a party with respect to the Assigned Patents that arose under the Settlement Agreement prior to such termination, including, without limitation, the right to receive any payment due under the Settlement Agreement prior to January 1, 2005. For clarification, the following provisions of the Settlement Agreement shall remain in effect: Section 2.09 (Authorized Comments); and Article 3 (Release). For further clarification, all Assigned Patents shall cease to be Licensed Patents for purposes of the Settlement Agreement effective as of the assignment thereof to LIGAND hereunder.

      E. In addition, the parties agree that the terms of the Settlement Agreement shall continue in effect from and after January 1, 2005 only as between LIGAND and BURNHAM and only with respect to Option Patents that are Option Patents as of the date of this Agreement and Option Patents arising after the date of this Agreement that cover Option Technology invented, discovered or developed by employees, consultants or agents of BURNHAM, which was enabled by, reduced to practice or otherwise derived from or facilitated by an act or acts within the scope of the claims of any patent within the Ligand Patented Technology or, after the assignment of the Assigned Patents pursuant to this Agreement, the Assigned Patents. For clarification, the following provisions of the Settlement Agreement shall continue in effect as between LIGAND and BURNHAM (and not as to SRI) but only as they apply to the Option Patents and Option Technology described in the first sentence of this Section IV.E.: Sections 1.01 (Party), except that such term shall only apply to LIGAND and BURNHAM, including their respective Affiliates, 1.02 (Affiliate), 1.03 (Ligand Patented Technology), 1.04 (Option Technology), as modified by this Section IV.E., 1.05 (Option Patents), as modified by

                                      13.
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this Section IV.E., 1.06 (Licensed Patent), 1.07 (Licensed Product), 1.08
(Licensed Process), 1.09 (Net Sales), replaced and superseded by Section I.J. of this Agreement, 1.10 (Field), provided that references therein to Ligand Patented Technology shall also include Assigned Patents, as issued or reissued, but shall not include (i) Bexarotene, its salts, or esters, or (ii) in vivo (in animal) administration of metabolites of Bexarotene known as of the effective date of this Agreement or in vivo (in animal) administration of likely metabolites (i.e., mono- or di-hydroxy, mono or di-oxo, or mono-hydroxy, mono-oxo metabolites or metabolites with amino acid conjugation at the carboxylic acid) of Bexarotene and 1.11 (Territory); Section 2.10 (Restrictions on Seeking Governmental License); Article 5 (Basic Research Sublicense), provided that references therein to Ligand Patented Technology shall also include Assigned Patents, as issued or reissued, but shall not include (i) Bexarotene or the salts, or esters thereof, or (ii) in vivo (in animal) administration of the metabolites of Bexarotene known as of the effective date of this Agreement or in vivo (in animal) administration of likely metabolites (i.e., mono- or di-hydroxy, mono or di-oxo, or mono-hydroxy, mono-oxo metabolites or metabolites with amino acid conjugation at the carboxylic acid) of Bexarotene; Article 6 (Option for Exclusive License); Article 7 (Confidentiality); Article 8 (Arbitration); Article 9 (Term and Termination); and Article 10 (Miscellaneous). For further clarification, no breach of any provision of the Settlement Agreement, nor any termination or expiration of the terms of the Settlement Agreement, arising after the date of this Agreement shall have any effect on the other terms of this Agreement, and no payment made under the Settlement Agreement terms after the date of this Agreement shall have any effect on, or serve to reduce, any payment made or to be made under the terms of this Agreement.

V.    FILING OF THIS AGREEMENT

      LIGAND shall, in accordance with 35 U.S.C. Section 135(c) file with the Board a true copy of this Agreement, in a sealed envelope along with a request, in accordance with Board Rule 205(c), that said copy be kept separate from the file of the Interference and be made available only to authorized representatives of United States government agencies or to others only on petition under Board Rule 205(d).

                                      14.
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VI.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto relating to the specific subject matter hereof, and supersedes all other previous understandings, agreements, and negotiations with respect to the specific subject matter hereof except as set forth in Sections IV.D. and IV.E. above. No variation or modification of this Agreement or waiver of any terms or provisions hereof will be deemed valid unless made in writing and signed by all parties hereto.

VII.  NOTICES

      Any notice required or provided for by the terms of this Agreement must be in writing and, if sent by express mail or registered mail, prepaid and properly addressed to the party to be served therewith at the addresses set forth below (or any other address provided by notice in accordance with this provision) and if sent by facsimile, properly addressed to the party to be served therewith at the facsimile number set forth below (or any other facsimile number provided by notice in accordance with this provision) with receipt confirmed, shall be deemed to have been given or made on the date upon which said notice was received. Notices to SRI will be addressed to: SRI INTERNATIONAL 333 Ravenswood Ave. Menlo Park, CA 94025 Attn: Vice President, Legal and Business Affairs and General Counsel Facsimile: (650) 859-3834

Notices to SRI will be addressed to:

       SRI INTERNATIONAL
       333 Ravenswood Ave.
       Menlo Park, CA  94025
       Attn:    Vice President, Legal and Business Affairs and General Counsel
       Facsimile:        (650) 859-3834

Notices to BURNHAM will be addressed to:

       The Burnham Institute
       10901 North Torrey Pines
       La Jolla, CA  92037
       Attn:    Chief Operating Officer
       Facsimile:        (858) 646-3105

                                       15.

Notices to LIGAND will be addressed to:

            Ligand Pharmaceuticals Incorporated
            10275 Science Center Drive
            San Diego, California 92121
            Attn:  General Counsel
            Facsimile:   (858) 550-1825

VIII. SUCCESSION

      This Agreement will be binding upon and will inure to the benefit of the respective successors of the parties hereto. However, this Agreement and the rights and obligations of SRI or BURNHAM hereunder will not be assignable by SRI or BURNHAM without prior written consent of LIGAND except to a non-profit entity which acquires substantially all of the assets of SRI or BURNHAM. Further, this Agreement and the rights and obligations of LIGAND hereunder will not be assignable by LIGAND without prior written consent of SRI and BURNHAM except to a successor in interest of substantially all of the assets to which this Agreement pertains or to an Affiliate of LIGAND or to a successor entity in the case of a merger, acquisition or other combination in which LIGAND is not a surviving entity, in which case written notice (but not approval) is required.

IX.   CONFIDENTIALITY

      No party to this Agreement shall disclose any materials or information relating to this Interference to any third party. The use of the name of SRI or BURNHAM in connection with the advertising or sale of any Licensed Product is expressly prohibited. No party shall make any written public release or written public statement regarding this Agreement and the underlying Interference (including, without limitation, press releases and disclosures in Securities and Exchange Commission filings) unless such written public release or written public statement has previously been reviewed and approved by all parties; provided, however, that a party shall not be required to secure the approval of any other party to make a disclosure which, upon advice of independent counsel, it is required to make by law, regulation or legal process, and further provided that where approval is required that no party shall unreasonably withhold its approval. Once approved, such written public release or written public statement may be freely reissued or

                                       16.

repeated in writing or orally without additional approval. Nothing in this
Section IX shall affect the parties' respective rights to communicate privately, orally or in writing with employees, vendors, researchers, distributors, licensees, prospective licensees and other commercially affected persons and entities as may be necessary to effectuate this Agreement. Each party shall have the obligation to use reasonable efforts to prevent its agents and employees from violating the foregoing. The provisions of this Section IX shall also apply to any confidential or proprietary information supplied by one party to another party under the Settlement Agreement prior to the date of this Agreement.

X.    INDEMNITY

      LIGAND hereby agrees to indemnify, defend and hold harmless each of SRI/BURNHAM and their respective officers, trustees, employees and agents (hereinafter "Indemnitees") from and against any liability or expense arising from any product liability claim asserted by any party as the result of the use of any Licensed Product or any product liability claim arising from the use of any Assigned Patent by LIGAND, its Affiliates, assignees or licensees. Such indemnity and defense obligation shall apply to any product liability claim, including, without limitation, personal injury, death or property damage. Notwithstanding the above, LIGAND shall have no obligation to indemnify, defend or hold harmless the Indemnitees for claims arising from the negligence or willful misconduct of an Indemnitee and is conditioned on the prompt notice of and reasonable assistance in the defense of such claims. The provisions of this
Section X shall also apply to any liability or expense arising from any product liability claim asserted by any party as the result of the use of any Licensed Product or Process or any product liability claim arising from the use of any Licensed Patent by LIGAND, its Affiliates, assignees or licensees under the Settlement Agreement prior to the date of this Agreement.

XI.   TERM

      A. Unless sooner terminated in accordance with the provisions of this Agreement, or as agreed in writing by the parties, this Agreement shall terminate upon the last to expire of the Boehm Patents and Assigned Patents.

                                       17.

      B. In the event of a breach of any of the obligations here under by SRI, BURNHAM or LIGAND, as the case may be, the other party may advise the breaching party of the breach in writing. The parties shall meet within thirty (30) days after receipt by the breaching party of such notice. If the breach is not corrected within thirty (30) days of such meeting, the other party shall have the right to seek such relief with respect to such breach as may be provided by law or equity. The failure of a party to advise the other of a breach shall not constitute a waiver of any of the party's rights hereunder.

      C. Expiration of this Agreement shall not affect any right or obligation of a party that arose under this Agreement prior to such expiration, including, without limitation, the right to receive any payment due under paragraph IV prior to expiration, and the following provisions of this Agreement shall survive expiration of this Agreement: paragraph I, paragraph II.A. and B.; paragraph IV.C., D. and E.; paragraph VI, paragraph VIII; paragraph VIII; paragraph IX; paragraph X; paragraph XI.B. and C.; paragraph XIII; paragraph XIV; paragraph XVI; paragraph XVII; and paragraph XVIII.

XII.  FORCE MAJEURE

      Neither of the parties shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such failure shall be occasioned by an Act of God beyond the reasonable control and without fault or negligence of such party.

XIII. AMENDMENT AND WAIVER

      No provision of this Agreement shall be deemed waived, amended, or modified by any party unless such waiver, amendment, or modification shall be in writing and signed by the party against the waiver or modification is sought to be enforced.

                                       18.

XIV.  SEPARABILITY

      In the event that any provision of this Agreement is found to be void or unenforceable, such provision shall be construed to be independent of and separate from the other provisions of this Agreement, which other provisions shall retain full force and effect.

XV.   HEADINGS

      The headings of the several sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

XVI.  DISCLAIMER

      EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OR REGARDING THE VALIDITY OF ANY PATENT. The provisions of this Section XVI shall also apply as a disclaimer of representations and warranties with respect to Assigned Patents under the Settlement Agreement.

XVII. SEPARATE LIABILITY

      The parties agree that the obligations and duties of each party arising under this Agreement, regardless whether shared, identical or otherwise similar, are separate and distinct from the obligations and duties of any other party. Actions or failures to act by one party shall not confer joint and several liability to the other parties.

XVIII. APPLICABLE LAW

      This Agreement shall be construed in accordance with the laws of the State of California, without reference to its conflict of laws provisions.

                                       19.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts (each of which shall be deemed an original) by their duly authorized representatives, each of whom warrant that he/she has authority to do so, this Agreement to be effective as of the date and year first written above.

                             LIGAND PHARMACEUTICALS INCORPORATED

                             By: /s/ Warner R. Broaddus

      Date:________________  Title: General Counsel, Vice President & Secretary

                             SRI INTERNATIONAL

                             By:    /s/ Richard Abramson

      Date: 3/11/05          Title: VP Legal & Business Affairs

                             THE BURNHAM INSTITUTE

                             By:    /s/ Karin Eastham

      Date: 3-11-05          Title: Executive Vice-President & COO

                        ALLERGAN LIGAND RETINOID THERAPEUTICS, INC.

                             By:    /s/ Warner R. Broaddus

      Date:________________  Title  Secretary

                                       20.

                                   SCHEDULE A

                              THE ASSIGNED PATENTS

LIGAND CASE NUMBER: 015-0003
TITLE: METHOD OF INHIBITING TRANSCRIPTION UTILIZING NUCLEAR RECEPTORS

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
Canada                       Abandoned   2,093,811
European Patent Convention   Abandoned   91920385.1
Japan                        Abandoned   3-518584
Patent Cooperation Treaty    Closed      US91/07572
United States of America     Issued      08/182,735           5,643,720
United States of America     Issued      08/757,349           6,004,748
United States of America     Issued      09/139,525           6,683,047

LIGAND CASE NUMBER: 015-0004
TITLE: RXR Homodimer Formation

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
United States of America     Abandoned   901,719
United States of America     Issued      08/297,706           5,712,093
United States of America     Issued      07/982,174           5,552,271
United States of America     Issued      08/589,528           5,824,484
United States of America     Pending     08/918,154

LIGAND CASE NUMBER: 015-0005
TITLE: Novel Retinoid X Receptor Heterodimers and Methods of Use

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
Patent Cooperation Treaty    Closed      US92/11221
United States of America     Pending     07/814,871
United States of America     Pending     09/232,411

                                      21.

                                   SCHEDULE A
                              THE ASSIGNED PATENTS

LIGAND CASE NUMBER: 024-0001
TITLE: BRIDGED BICYCLIC AROMATIC COMPOUNDS AND THEIR USE IN MODULATING GENE EXPRESSION OF RETINOID RECEPTORS

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
Australia                    Granted     58693/94             700706
Brazil                       Abandoned   9307528
Brazil                       Pending     1101118-1
Canada                       Pending     2,149,882
European Patent Convention   Abandoned   94904805.2
Japan                        Pending     6-513405
Japan                        Pending     2004-2452
Korea, Republic of           Granted     95-702106            353654
Patent Cooperation Treaty    Closed      US93/11492           WO94/12880
United States of America     Issued      07/982,305           5,466,861
United States of America     Issued      08/448,991           5,837,725

LIGAND CASE NUMBER: 024-0002
TITLE: NOVEL COMPOUNDS USEFUL IN MODULATING GENE EXPRESSION OF RETINOID RESPONSIVE GENES AND/OR HAVING ANTI-AP-1 ACTIVITY

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
European Patent Convention   Abandoned   95923801.5
Patent Cooperation Treaty    Closed      US95/07390
United States of America     Abandoned   08/255,345
United States of America     Abandoned   08/468,035

LIGAND CASE NUMBER: 024-0003
TITLE: RETINOIDS WITH SELECTIVE ANTI-AP-1 ACTIVITY EXHIBIT ANTI-PROLIFERATIVE ACTIVITY CYCLIC AROMATIC COMPOUNDS AND THEIR USE IN MODULATING GENE EXPRESSION OF RETINOID RECEPTORS

COUNTRY                      STATUS      APPLICATION NUMBER   PATENT NUMBER
--------------------------   ---------   ------------------   -------------
United States of America     Abandoned   08/326,775

                                      22.